Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2007, relating to the consolidated financial statements and financial statement schedule of Wisconsin Electric Power Company and subsidiary appearing in the Annual Report on Form 10-K of Wisconsin Electric Power Company and subsidiary for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
July 30, 2007